AVALON PARTNERS, L.P.
                                 14 Wall Street
                            New York, New York 10005



                                                               September 6, 1995

Board of Directors of
  Avalon Capital, Inc.
14 Wall Street
New York, New York  10005-2113

Ladies and Gentlemen:

         On behalf of Avalon Partners, L.P. (the "Partnership"), a Delaware limited partnership and, in my sole capacity as the General Partner of the Partnership, I hereby subscribe for 10,000 shares of the Common Stock, $.001 par value per share, of Avalon Capital, Inc., a Maryland corporation (the "Company"), at $10.00 per share for an aggregate purchase price of $100,000. The Partnership's payment in full is confirmed.

         I hereby represent and agree that the Partnership is purchasing these shares of stock for investment purposes, for its own account and risk and not with a view to any sale, division or other distribution thereof within the meaning of the Securities Act of 1933 as amended, nor with any present intention of distributing or selling such shares. I further agree that if any organizational expenses of the Company are being amortized, the Partnership will reimburse the Company the then unamortized organizational expenses in the same ratio as the number of shares redeemed bears to the number of such shares held at the time of redemption.

                                                      Very truly yours,

                                                      AVALON PARTNERS, L.P.


                                                      By:  /s/ Daniel E. Hutner
                                                               Daniel E. Hutner,
                                                               General Partner

Confirmed and Accepted:
AVALON CAPITAL, INC.


By:  /s/ Daniel E. Hutner
         Daniel E. Hutner,
         President

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